Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SunTrust Banks, Inc. 401(k) Plan of our reports (a) dated February 26, 2009, with respect to the consolidated financial statements of SunTrust Banks, Inc. and the effectiveness of internal control over financial reporting of SunTrust Banks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and (b) dated June 26, 2008, with respect to the financial statements of the SunTrust Banks, Inc. 401(k) Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia April 27, 2009